Exhibit 99.1

FOREIGN ASSIGNMENT AGREEMENT

Introduction

This Foreign Assignment Agreement is made this 18th day of August, 2009, by and between Nalco Company (or a designated affiliate) (“Nalco”) and Steve Taylor. Mr. Taylor is currently President, Energy Services, based in a home location of Houston, Texas. Nalco wishes to transfer Mr. Taylor for a limited foreign assignment in Dubai, UAE. This Agreement is based on Mr. Taylor having a family size of four and the benefits provided herein may be adjusted by Nalco if Mr. Taylor’s family size changes.

The following is a description of those benefits that Nalco will provide or arrange to provide to Mr. Taylor as a result of his foreign assignment to Dubai:

Assignment

Mr. Taylor’s foreign assignment will commence on or about September 1, 2009 and his foreign assignment location will be Dubai, UAE. Mr. Taylor will continue to hold the position of President, Energy Services, and he will continue to report to the Chief Executive Officer. This Agreement is for the first year of his foreign assignment and will be reviewed each year during his foreign assignment.

Employee Benefits

Mr. Taylor will be provided with the health insurance benefits as other similarly situated employees in Dubai and he shall make the same required contributions, though payroll deductions as similarly situation employees in Dubai. Health insurance benefits for employees in Dubai are currently administered through Axa. Enrollment details will be provided to Mr. Taylor at the commencement of his foreign assignment.

Mobility Premium(s)

Nalco will pay or arrange the payment of a mobility premium to Mr. Taylor at the beginning of his assignment equal to 10% of his base pay ($36,000). This premium will be paid in local currency. Nalco will pay or arrange the payment of a mobility premium equal to 10% of Mr. Taylor’s then-effective base pay at the end of this limited assignment if the limited assignment continues for a minimum of 24 months.

Waiver of Certain Benefits

As described herein, Mr. Taylor will waive certain benefits typically provided to Nalco employees accepting foreign assignments.

Hardship Allowance

Mr. Taylor will not be provided a hardship allowance and waives any claim to a hardship allowance.

Housing & Utilities Allowance

The Housing & Utilities Allowances are designed to cover the additional cost of housing and utilities in the host location. The full housing allowance, equal to the actual cost of unfurnished rental accommodations, up to a maximum of $80,336 per year, will be paid by Nalco to Mr. Taylor when he occupies the rental housing in Dubai. As traditional real estate practice in Dubai requires advance payment of rental for up to one year, this advance amount will be paid upon presentment of an invoice or contract.

Mr. Taylor will not be provided a utilities allowance and waives any claim to a utilities allowance.

Goods & Services Allowance (G&S)

The G&S Allowance represents the current difference between the cost of goods and services (excluding housing) in the foreign location as against the home country. The calculation of this differential is based on family size on assignment and base salary. Mr. Taylor will be paid a G&S Allowance of $33,264 for the first year of his assignment commencing on his location relocation.

Educational Allowance

Mr. Taylor will not be provided an education allowance and waives any claim to an education allowance.

Furnishings and Appliances Allowance

Mr. Taylor will not be provided a furnishing and appliances allowance and waives any claim to a furnishing and appliances allowance.

Household Goods Transportation & Storage Expenses

Nalco will cover the cost of shipping up to 500 pounds of personal items to the UAE by air and the balance by sea up to a limit of a 40-foot container. Nalco will pay for any storage of furniture and personal articles stored in your home country during your assignment. Nalco will not cover the shipment of vehicles to locations outside the United States or the storage of vehicles left in the United States.

Mr. Taylor will not be provided an allowance for loss on sale of a vehicle and waives any claim to such an allowance. Nalco will cover the air transportation cost only of shipping pets. Quarantine and other related charges will be the responsibility of the employee.

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Relocation Travel Expenses

Nalco will pay for the reasonable travel expenses (in accordance with Company policy) for Mr. Taylor and his family from Houston, Texas to Dubai, UAE, including all reasonable en route expenses.

Relocation Allowance

Mr. Taylor will not be provided a relocation allowance and waives any claim to a relocation allowance.

Temporary Housing

Nalco will reimburse Mr. Taylor for temporary lodging or provide lodging, including hotel and meals for a maximum of 90 days for himself and his family.

Vacation

A vacation benefit will be provided at Mr. Taylor’s current entitlement. Vacation and leave will be tracked in the foreign location.

Home Leave Airfare Reimbursement

Mr. Taylor will not be provided a home leave airfare allowance and waives any claim to such an allowance.

Repatriation

Nalco will reimburse Mr. Taylor for those repatriation expenses as outlined in the Nalco Relocation Policy in the US as long as he returns as an active employee. If Mr. Taylor voluntarily terminates his employment from Nalco, no relocation assistance will be provided.

Host Location Visa/Immigration Assistance

Nalco will cover the cost of seeking appropriate entry visas and employment authorization in the foreign location. This process will be coordinated and arranged by the foreign location. The local authorities may require a medical exam as part of this process. If required by law, Mr. Taylor will be reimbursed the cost of such an exam either through the health insurance provider or directly based on receipts for services received.

Compassionate Leave

If there is a death or a very serious illness in Mr. Taylor’s immediate family, in his home country, Nalco will permit him to return home for the emergency. Nalco will reimburse Mr. Taylor for round trip economy airfare, and provide for a leave for up to five working days once he arrives in your home country.

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Tax Equalization

No hypothetical tax or tax equalization will occur as Mr. Taylor will be considered a local employee in Dubai and will adhere to local taxation policies.

Additional Waivers

Mr. Taylor waives the following benefits: property management allowance, education fees, home leave, furnishing allowance, language class allowance and cultural orientation allowance.

Employment-at-Will

Nothing in this agreement should be construed to create an obligation on Nalco’s part to continue Mr. Taylor’s employment. Mr. Taylor agrees that his employment with Nalco is at-will.

Employment Agreement

Mr. Taylor has read and signed the Nalco Employment Agreement and he has agreed to abide by the terms of that Agreement.

Any prior employment contract made between the employee and a Nalco subsidiary or affiliate will not be affected by this Agreement.

By signing below and initialing every page, Mr. Taylor accept the terms and conditions of this Agreement.

ACCEPTED BY:
	Steve Taylor	Date

APPROVED BY:
	Officer/Senior Leader of Business/Function	Date

	Division Vice President Compensation & Benefits	Date

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